Exhibit 10.18
Chris Lapointe,
In recognition of your continued growth and success at SoFi, I am happy to inform you that you are being promoted. The details of your promotion are as follows:
Effective Date: September 14, 2020
Business Title: Chief Financial Officer
Base Pay: $450,000 per year
Bonus Target: 100%, paid annually and dependent on Company and individual performance in accordance with the annual bonus plan
Equity Award: 500,000 RSUs
Your restricted stock units (“RSUs”) grant is subject to the approval of the Company’s Compensation Committee of the Board of Directors. The RSU grant will vest over a seventeen quarter schedule, provided you remain employed with the Company. The vesting commencement date of your new award is September 14, 2020.

Vest Date	# of RSUs
12/14/2020	20,096
3/14/2021	18,509
6/14/2021	18,510
9/14/2021	18,510
12/14/2021	18,510
3/14/2022	26,322
6/14/2022	26,322
9/14/2022	26,322
12/14/2022	26,322
3/14/2023	34,759
6/14/2023	34,760
9/14/2023	34,760
12/14/2023	34,760
3/14/2024	40,384
6/14/2024	40,385
9/14/2024	40,385
12/14/2024	40,384
SoFi, Inc., 234 1st  Street, San Francisco, CA  94105  www.sofi.com

If at any time you are subject to a Qualifying Termination (as defined below), then (i) the Company or its successor (as applicable) shall pay you a lump-sum cash payment on the Company’s first regular payroll date following your termination date equal to the sum of (a) twelve (12) months of your Base Salary and (b) one hundred percent (100%) of your annual bonus amount at the higher of (1) the target level of achievement and (2) the actual level of achievement reasonably projected as of the termination of your employment as determined by the CEO in his sole discretion, (ii) you will continue to receive health, dental, and vision coverage under the Company’s group insurance benefits (including your covered dependents) at no cost to you for twelve (12) months, in each of the foregoing cases (i) and (ii), as in effect immediately preceding your termination or, if applicable, immediately preceding the event that first gave rise to your termination for Good Reason, and (iii) you will receive vesting acceleration of each of your then-outstanding RSUs as if you had remained in continuous service to the Company for an additional twelve (12) months following your actual termination date, with such acceleration effective as of immediately prior to the termination of your employment.
If you experience a Qualifying Termination (i) at any time after, or (ii) within three (3) months prior to, a Change of Control, the Company or its successor (as applicable) shall pay you, in lieu of the benefits described in the paragraph immediately above, a lump-sum cash payment on the Company’s or its successor’s first regular payroll date following your termination date equal to the sum of (i) of (a) eighteen 18 months of your base salary and (b) one hundred fifty percent (150%) of your annual incentive bonus amount at the higher of (1) the target level of achievement and (2) the actual level of achievement reasonably projected as of the termination of your employment as determined by the CEO in his sole discretion, (ii) you will continue to receive health, dental, and vision coverage under the Company’s group insurance benefits (including your covered dependents) at no cost to you for eighteen (18) months, in each of the foregoing cases (i) and (ii), as in effect immediately preceding the event that first gave rise to your termination or, if applicable, immediately preceding the event that first gave rise to your termination for Good Reason, and (iii) full accelerated vesting of your then-outstanding RSUs, with such acceleration effective as of immediately prior to the later of your Qualifying Termination (as defined below) and the Change of Control (as defined below).
For purposes of this letter, the following definitions shall apply:
a.    “Cause” shall mean (i) your commission of any act of fraud, embezzlement, material dishonesty or other willful and material misconduct that has caused material injury to the Company; (ii) your unauthorized use or disclosure of any proprietary
SoFi, Inc., 234 1st  Street, San Francisco, CA  94105  www.sofi.com information or trade secrets of the Company or any party to whom you owe an obligation of nondisclosure due to your relationship with the Company; or (iii) your material breach of any of your obligations under any written agreement or covenant with the Company, provided that such material breach shall not constitute Cause unless you have first received notice of the breach and failed reasonably to cure the material breach (to the extent curable) within 30 days of such notice.
b.    “Change of Control” shall have the meaning given to that term in the 2011 Stock Plan, provided, however, that solely for purposes of the benefits described in this letter, the occurrence of “all” in clause (iii) of the Plan’s definition of “Change of Control” shall be replaced with “a majority” and provided, furthermore, that a Change of Control shall not include any transaction or series of related transactions by which SoftBank or the SoftBank Vision Fund (inclusive of any successor or any affiliate under common control with, or controlled by, SoftBank or the SoftBank Vision Fund, collectively, “SoftBank”) comes to hold a majority of the voting interests of the Company’s capital stock without purchasing any shares thereof (this date, the “SoftBank Acquisition Date”), but notwithstanding this proviso, a Change of Control shall still be deemed to occur on or after the SoftBank Acquisition Date if and when: (x) a majority of the Board ceases to consist of directors who are not affiliates of SoftBank and were not nominated by SoftBank or any affiliate of SoftBank; (y) any of the Company’s governing documents (including its charter, bylaws, voting agreement, and similar agreement) are materially amended without your prior written consent and/or (z) SoftBank’s ownership of a majority of the voting interests has continued for a period of six months after the SoftBank Acquisition Date.
c.    “Good Reason” shall mean the occurrence of any of the following conditions without your written consent, provided that the below clauses (I), (II) and (III) are satisfied (as applicable): (i) a reduction of ten percent (10%) or more of the maximum base salary that you have received from the Company at any time (other than as part of an across the board, proportional salary reduction applicable to all executive officers), (ii) a material reduction in your title, authority, duties and/or responsibilities, (iii) not reporting to the Company’s Chief Executive Officer (the “CEO”), (iv) a material breach by the Company of any agreement then in effect between you and the Company, or (v) the Company requiring you to relocate to a facility or location more than fifty (50) miles away from the location at which you were working immediately prior to the required relocation, in each of the foregoing cases (i) through (v), if and only if (I) you provide the CEO written notice of such condition within sixty (60) days following the latest occurrence thereof, (II) if such condition is curable, either the Company fails to cure such condition within thirty (30) days following your delivery of the written notice to the CEO or the CEO provides you earlier written notice that the Company does not intend to cure such condition and (III) you resign from your
SoFi, Inc., 234 1st  Street, San Francisco, CA  94105  www.sofi.com employment with the Company, or the Company terminates your employment without Cause, within ten (10) business days following the expiration of such thirty (30)-day cure period or the provision of the written notice that the Company does not intend to cure such condition, if such condition is curable.
d.    “QualifyingTermination” shall mean termination of your employment by the Company without Cause (as defined above) or by you for Good Reason (as defined above).
Thank you for your contributions, hard work, and dedication. We are pleased that you are part of SoFi and are appreciative of all the work you have done.
Best Regards,
Anthony Noto
Chief Executive Officer
SoFi, Inc., 234 1st  Street, San Francisco, CA  94105  www.sofi.com